Exhibit 99.1

Dolby Announces Transition in Executive Vice President and Chief Financial Officer Position

Lewis Chew to take on EVP & CFO role; Murray Demo to retire on June 3

SAN FRANCISCO--(BUSINESS WIRE)--March 26, 2012--Dolby Laboratories, Inc. (NYSE: DLB) today announced the appointment of Lewis Chew as the company’s Executive Vice President and Chief Financial Officer, effective June 4, 2012, replacing Murray Demo.

Chew comes to Dolby with decades of financial management experience. From April 2001 to September 2011, he served as Senior Vice President, Finance, and Chief Financial Officer of National Semiconductor, where he was responsible for all finance functions as well as information systems and investor relations. Prior to that role, he served for two years as Corporate Controller and one year as Director of Global Internal Audit.

“I am confident that Lewis’s strong track record in finance, operations, and IT will ensure a smooth transition that continues Dolby’s commitment to shareholder value and allows us to continue to focus on growing our core business and expanding into new markets,” said Kevin Yeaman, President and CEO, Dolby Laboratories.

Before joining National Semiconductor in 1997, Chew was a partner and certified public accountant at KPMG LLP, serving numerous technology and financial institution clients. Chew has been recognized five times as one of America’s best CFOs by Institutional Investor magazine in its annual ranking. In 2009, Chew was a finalist for Bay Area CFO of the Year; and in 2002, Treasury and Risk Management magazine named him as one of the nation’s top 40 finance executives under the age of 40.

“I’m honored to take the role of CFO, and I’m excited about the opportunities ahead for Dolby,” said Chew. “Dolby has a great portfolio of products, strong financial and operational accountability, and is well positioned for growth as the industry evolves.”

Chew serves on the board of directors at PG&E Corporation. He holds a bachelor of science degree in accounting from Santa Clara University. Chew will serve on an interim basis as a non-executive, part-time employee of Dolby from March 27 through June 3, and he will assume the position of CFO on Monday, June 4.

Chew replaces Murray Demo, who plans to retire on June 3. Demo will continue at Dolby working closely with Chew through June 3 to ensure a smooth transition.

About Dolby Laboratories

Dolby Laboratories (NYSE: DLB) is the global leader in technologies that are essential elements in the best entertainment experiences. Founded in 1965 and best known for high-quality audio and surround sound, Dolby creates innovations that enrich entertainment at the movies, at home, or on the go. For more information about Dolby Laboratories or Dolby technologies, please visit http://www.dolby.com.

Dolby and the double-D symbol are registered trademarks of Dolby Laboratories. S12/25490 DLB-F

CONTACT:
Dolby Laboratories
Joshua Gershman, 415-645-5611
joshua.gershman@dolby.com
or
Dolby Laboratories
Investor Relations:
Alex Hughes, 415-645-4572
investor@dolby.com